Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Provides Update on its Core Research and Development Programs and BayMedica Business

Vancouver, BC – September 8, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the research, development and manufacturing of rare cannabinoids and cannabinoid analogs, today announces an update on its research/development and commercial activities.

Eric A. Adams, InMed CEO, states, “The Company continues to execute on its research and development (“R&D”) plans to complete enrollment in a Phase 2 clinical program in epidermolysis bullosa (“EB”) by calendar year end, to continue to advance a preclinical drug candidate in ocular disease and to investigate the utility of proprietary cannabinoid analogs in targeting specific diseases. We remain enthusiastic with the potential of the proprietary cannabinoid analog program that resulted in part from our acquisition of BayMedica, LLC (“BayMedica”) in October 2021. However, despite the significant efforts by the commercial team at BayMedica, the market demand for the BayMedica naturally-occurring cannabinoids in the Health & Wellness (“H&W”) sector is not progressing as anticipated.”

Contributing factors include but are not limited to: recent overarching recessionary pressures leading to hesitation within the H&W sector to invest in, and launch, new rare cannabinoid products; in this nascent market, BayMedica’s competitive advantages of certified high purity and reliability and consistency of supply not resonating with the industry product manufacturers; and, additional downward pricing pressure for cannabinoids in the H&W sector.

Mr. Adams continued, “Given the above, the timing of revenues for the BayMedica products has become highly uncertain and is causing us to re-evaluate whether, in the long-term, the BayMedica commercial activities will achieve margins sufficient to justify further investment in that business line. Our goal is to invest where we see the greatest potential for a return and, in doing so, we must take into account evolving market dynamics. As a result, we have made the decision to focus on our core business in the pharmaceutical drug development area and reduce our financial exposure in the H&W sector. To make that transition, we plan to focus sales efforts on reducing inventory and decreasing other commercial and manufacturing R&D efforts. BayMedica will continue to evaluate opportunities for potential structured supply arrangements and collaborations and will consider other potential strategic alternatives for the commercial business.”

Due to the sector-wide underperformance and the uncertainty around the revenues in the H&W market, the Company expects to report a non-cash impairment* charge of its long-lived assets from the BayMedica acquisition during the quarter ended June 30, 2022. The amount of the impairment charge for acquired in-process R&D costs, trademarks and goodwill is estimated to be approximately $3.5 million. This figure may differ once we complete our fiscal year end audit procedures. We continue to evaluate other long-lived assets from the BayMedica acquisition for impairment. InMed is due to file its Annual Report on Form 10-K for the Year Ended June 30, 2022 no later than September 28, 2022.

The Company continues to advance discovery work for the potential use of a rare cannabinoid and their analogs to improve neuronal function and provide neuroprotection for treating neurodegenerative disorders such as Alzheimer’s disease, Parkinson’s disease and Huntington’s disease. To date, screening for this disease category has narrowed the list of potential analog target candidates and we will continue to proceed with our plan to find an appropriate compound for further preclinical development.

Mr. Adams concluded, “This research further reflects our efforts in the fields of dermatology and ocular disease to identify and develop cannabinoids that have significant therapeutic potential in treating disease. We look forward to continuing the progress we have made in advancing our pharmaceutical drug development programs, including proprietary cannabinoid analogs, with the aim of achieving important milestones in the coming quarters and years.”

*	Under US Generally Accepted Accounting Practices (GAAP), an impairment is a permanent reduction in the book value of a company asset. This is a bookkeeping entry and does not impact cash resources.

About InMed: InMed Pharmaceuticals is a global leader in the research, development and manufacturing of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs.  We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: the size of our non-cash impairment charge, being on track to hit our milestones for the pharmaceutical drug development programs, reducing our financial exposure in the H&W sector, investing where the Company sees the greatest potential for a return, the continued pursuit of discussions for structured supply agreements, commercial collaborations and strategic alternatives for the commercial business, continued efforts in the fields of dermatology and ocular disease to identify and develop cannabinoids that have significant therapeutic potential in treating disease, the continued focus of resources towards advancing our pharmaceutical drug development programs, including proprietary cannabinoid analogs, the generation of proprietary cannabinoid analogs to support pharmaceutical drug development continuing at BayMedica and these analogs continuing to be a high priority for our future drug development programs.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause InMed's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.